AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of July 19, 2007 by and between Marwich II, Ltd., a Colorado corporation ("Marwich-Colorado"), and Marwich II, Ltd., a Nevada corporation ("Marwich-Nevada").

WITNESSETH:

WHEREAS, Marwich-Colorado is a corporation duly organized and existing under the laws of the State of Colorado;

WHEREAS, Marwich-Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, on the date of this Merger Agreement, Marwich-Nevada has authority to issue 400,000,000 shares of common stock, par value $0.001 per share (the "Marwich-Nevada Common Stock"), of which 100 shares are issued and outstanding and owned by Marwich-Colorado and 50,000,000 shares of Preferred Stock, par value $0.001 per share (the "Marwich-Nevada Preferred Stock"), of which no shares are issued or outstanding;

WHEREAS, on the date of this Merger Agreement, Marwich-Colorado has authority to issue 100,000,000 shares of common stock (the "Marwich-Colorado Common Stock"), of which 3,785,664 shares are issued and outstanding;

WHEREAS, the respective Boards of Directors for Marwich-Colorado and Marwich-Nevada have determined that, for the purpose of effecting the reincorporation of Marwich-Colorado in the State of Nevada, it is advisable and to the advantage of said two corporations and their shareholders that Marwich-Colorado merge with and into Marwich-Nevada upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of Marwich-Colorado and Marwich-Nevada, the shareholders of Marwich-Colorado, and the sole stockholder of Marwich-Nevada have adopted and approved this Merger Agreement, all by the number of votes required under Colorado and Nevada law, respectively;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Marwich-Colorado and Marwich-Nevada hereby agree to merge as follows, which agreement constitutes the “plan of merger” required by Colo. Rev. Stat. § 7-111-101:

1. Merger. Marwich-Colorado shall be merged with and into Marwich-Nevada, and Marwich-Nevada shall be the surviving corporation and shall, therefore, survive the merger ("Merger"). The Merger shall be effective when Marwich-Nevada delivers a statement of merger to the Colorado Secretary of State as required by Paragraph 11(b) of this Merger Agreement or, if later, when the requirements under Nevada law for the completion of the Merger have been accomplished (the "Effective Date").

2. Governing Documents. The Articles of Incorporation of Marwich-Nevada, attached hereto as Exhibit A (the "Articles of Incorporation") shall continue to be the Articles of Incorporation of Marwich-Nevada as the surviving Corporation, unless and until thereafter changed or amended in accordance with the provisions thereof and applicable laws. The Bylaws of Marwich-Nevada, in effect on the Effective Date, shall continue to be the Bylaws of Marwich-Nevada as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

3. Directors and Officers. The directors and officers of Marwich-Nevada shall remain the directors and officers of Marwich-Nevada upon the Effective Date.

4. Succession. On the Effective Date, Marwich-Nevada shall succeed to Marwich-Colorado in the manner of and as more fully set forth in Section 92A.250 of the Nevada Revised Statutes.

5. Further Assurances. From time to time, as and when required by Marwich-Nevada or by its successors and assigns, there shall be executed and delivered on behalf of Marwich-Colorado such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Marwich-Nevada the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Marwich-Colorado, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of Marwich-Nevada are fully authorized in the name and on behalf of Marwich-Colorado or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6. Stock of Marwich-Colorado. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding share of Marwich-Colorado Common Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of Marwich-Nevada Common Stock.

7. Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Marwich-Colorado stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Marwich-Nevada stock into which the shares of Marwich-Colorado stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Marwich-Colorado or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Marwich-Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Marwich-Nevada stock evidenced by such outstanding certificate as above provided.

8. Options, Warrants and All Other Rights to Purchase Stock. Upon the Effective Date, each outstanding option, warrant or other right to purchase shares of Marwich-Colorado stock shall be converted into and become an option, warrant, or right to purchase the same number of shares of Marwich-Nevada stock, at a price per share equal to the exercise price of the option, warrant or right to purchase Marwich-Colorado stock and upon the same terms and subject to the same conditions pertaining to such options, warrants, or rights. A number of shares of Marwich-Nevada stock shall be reserved for purposes of such options, warrants, and rights equal to the number of shares of Marwich-Colorado stock so reserved as of the Effective Date. As of the Effective Date, Marwich-Nevada shall assume all obligations of Marwich-Colorado under agreements pertaining to such options, warrants, and rights.

9. Other Employee Benefit Plans. As of the Effective Date, Marwich-Nevada hereby assumes all obligations of Marwich-Colorado under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

10. Outstanding Common Stock of Marwich-Nevada. Forthwith upon the Effective Date, the one thousand (1,000) shares of Marwich-Nevada Common Stock presently issued and outstanding in the name of Marwich-Colorado shall be canceled and retired and resume the status of authorized and unissued shares of Marwich-Nevada Common Stock, and no shares of Marwich-Nevada Common Stock or other securities of Marwich-Nevada shall be issued in respect thereof.

11. Covenants of Marwich-Nevada. Marwich-Nevada covenants and agrees that it will:

a. On or before the Effective Date qualify to do business as a foreign corporation in all states in which Marwich-Colorado is so qualified and in which the failure so to qualify would have a material adverse impact on the business or financial condition of Marwich-Nevada. In connection therewith, Marwich-Nevada shall irrevocably appoint an agent for service of process as required under the applicable provisions of state law in other states in which qualification is required hereunder.

b. On the Effective Date, file a statement of merger with the Secretary of State of Colorado as required by C.R.S. § 7-111-107(1)(c), incorporating by reference C.R.S. §7-111-104.5.

c. On and after the Effective Date, comply with the requirements of C.R.S. §7-90-204.5 as required by §7-111-107(1.5)

d. On and after the Effective Date, comply with the requirements under the laws of the State of Nevada in effecting the Merger as contemplated in this Merger Agreement.

e. File any and all other documents with the Colorado Secretary of State necessary to complete the merger of Marwich-Colorado into Marwich-Nevada.

12. Amendment. At any time before or after approval and adoption by the stockholders of Marwich-Colorado, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Marwich-Colorado and Marwich-Nevada to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

13. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Marwich-Colorado or Marwich-Nevada or both, without further shareholder action and notwithstanding approval of this Merger Agreement by the sole stockholder of Marwich-Nevada and the stockholders of Marwich-Colorado.

14. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement, having been duly approved by resolution of the Board of Directors and approved by the shareholders of Marwich-Colorado and Marwich-Nevada, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

MARWICH II, LTD., a Colorado corporation

By: /s/ William J. Maender

Name: William J. Maender

Title: CFO

MARWICH II, LTD., a Nevada corporation

By: /s/ William J. Maender

Name: William J. Maender

Title: CFO